                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Dot Hill Systems Corp. on Form S-8 of our reports dated (1) January 25, 2000 related to the consolidated financial statements of Dot Hill Systems Corp. and its subsidiaries as of December 31, 1999, and for the year then ended, and (2) May 5, 1999 related to the consolidated financial statements of Artecon, Inc. and its subsidiaries as of March 31, 1999, and for each of the two years in the period ended March 31, 1999 (not presented separately herein), appearing in the Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 1999.


/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP


Costa Mesa, California
August 11, 2000